EXHIBIT 99.1

Media Contact:

Wes Conard

Associate Director, Public Relations

408-731-5791

Investor Contact:

Doug Farrell

Vice President, Investor Relations

408-731-5285

Affymetrix Appoints

Susan Desmond-Hellmann to Board of Directors

Santa Clara, Calif., November 22, 2004 — Today, Affymetrix Inc. (Nasdaq: AFFX) announced that Susan Desmond-Hellmann, M.D., President of Product Development at Genentech Inc., has been elected to the Company’s Board of Directors.

“We are very pleased to add Dr. Desmond-Hellmann to the Company’s Board,” said Stephen P.A. Fodor, Ph.D., Chairman and Chief Executive Officer, Affymetrix Inc. “Her proven track record at Genentech has led to the successful development and launch of many breakthrough cancer drugs – including Herceptin, Rituxan and Avastin – and Affymetrix will see tremendous benefit from her experience as we move into the clinical diagnostics area.”

“The development of GeneChip® technology over a decade ago fundamentally changed the way that researchers examine the genome and has led to increased understanding of the relationship between genes and human health,” said Dr. Desmond-Hellmann. “I look forward to working with this world-class organization as they continue to pioneer technologies and develop tools that will improve quality of life.”

In 2004, 2003 and 2001, Dr. Desmond-Hellmann was named to FORTUNE magazine’s Top 50 Most Powerful Women in Business list. She is currently responsible for Genentech’s Medical Affairs, Regulatory Affairs, Product Development, Development Sciences and Quality functions, as well as Business Development and Strategic Pipeline Development.

In addition to her work at Genentech, Dr. Desmond-Hellmann is an Adjunct |Associate Professor of Epidemiology and Biostatistics at the University of California, San Francisco (UCSF), and has also served as Assistant Professor, Hematology-Oncology. She spent two years as visiting faculty at the Uganda Cancer Institute studying AIDS and cancer, as well as two years in private practice before returning to research.

In 2002, she was named to the U.S. Department of Health and Human Services Advisory Committee on Regulatory Reform. Dr. Desmond-Hellmann was named to the Board of Directors of the Biotechnology Industry Organization (BIO) in 2001, where she now serves on the Board’s Executive Committee. Since 1980, she has received many honors and awards for her work in oncology and AIDS research.

Susan Desmond-Hellmann is board-certified in internal medicine and medical oncology and completed her clinical training at UCSF. Dr. Desmond-Hellmann holds bachelor and medical degrees from the University of Nevada, Reno, as well as a master’s degree in epidemiology and biostatistics from the University of California, Berkeley, School of Public Health.

About Affymetrix:

Affymetrix is a pioneer in creating breakthrough tools that are driving the genomic revolution.  By applying the principles of semiconductor technology to the life sciences, Affymetrix develops and commercializes systems that enable scientists to improve quality of life.  The Company’s customers include pharmaceutical, biotechnology, agrichemical, diagnostics and consumer products companies as well as academic, government and other non-profit research institutes.  Affymetrix offers an expanding portfolio of integrated products and services, including its integrated GeneChip brand platform, to address growing markets focused on understanding the relationship between genes and human health.  Additional information on Affymetrix can be found at www.affymetrix.com.

All statements in this press release that are not historical are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix’ “expectations,” “beliefs,” “hopes,” “intentions,” “strategies” or the like. These include statements related to the value of Dr. Susan Desmond-Hellmann’s experience and expertise to Affymetrix, which are prospective. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to risks of the Company’s ability to achieve and sustain higher levels of revenue, higher gross margins, reduced operating expenses, uncertainties relating to technological approaches, manufacturing, product development, market acceptance, personnel retention, uncertainties related to cost and pricing of Affymetrix products, dependence on collaborative partners, uncertainties relating to sole source suppliers, uncertainties relating to FDA and other regulatory approvals, competition, risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix’ Form 10-K for the year ended December 31, 2003 and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix’ expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

NOTE: Affymetrix, the Affymetrix logo, and GeneChip are registered trademarks owned or used by Affymetrix Inc.

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